AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2004

                                                  REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                TEGAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                         2201 SOUTH MCDOWELL BOULEVARD                        68-0370244
 (STATE OR OTHER JURISDICTION OF                 PETALUMA, CALIFORNIA 94954                    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                        (707) 763-5600                       IDENTIFICATION NUMBER)
                                    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                         INCLUDING
                                       AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL L. PARODI
           CHAIRMAN OF THE BOARD, PRESIDENT & CHIEF EXECUTIVE OFFICER
                                TEGAL CORPORATION
                          2201 SOUTH MCDOWELL BOULEVARD
                           PETALUMA, CALIFORNIA 94954
                                 (707) 763-5600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy To:
                          CHRISTOPHER L. KAUFMAN, ESQ.
                              LATHAM & WATKINS LLP
                             135 COMMONWEALTH DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 328-4600
                               FAX: (650) 463-2600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after this registration statement becomes effective

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
================================= =================== ====================== ======================== ================
                                                            PROPOSED            PROPOSED MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF           AMOUNT TO         MAXIMUM OFFERING       AGGREGATE OFFERING      REGISTRATION
  SECURITIES TO BE REGISTERED     BE REGISTERED (1)      PRICE PER UNIT               PRICE                 FEE
--------------------------------- ------------------- ---------------------- ------------------------ ----------------
Common  Stock,  par value  $0.01   9,151,661 shares          $1.725                  $15,786,615          $2,000.17(3)
per share                                                      (2)
--------------------------------- ------------------- ---------------------- ------------------------ ----------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average ($1.725) of the high ($1.82) and low ($1.63) prices of the common stock on June 23, 2004, as quoted on The Nasdaq SmallCap Market. It is not known how may shares will be purchased under this registration statement or at what price shares will be purchased.

(3)   The   registration   fee  has  bee  satisfied  using  a  fee  offset  from
      Registration Statement No. 333-113147 filed on February 27, 2004 and withdrawn on June 30, 2004.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDER IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 30, 2004

PROSPECTUS

                                TEGAL CORPORATION

                                    9,151,661
                             SHARES OF COMMON STOCK

                               ------------------


This prospectus may be used only for the resale of up to 9,151,661 shares of common stock by Kingsbridge Capital Limited ("Kingsbridge"). Kingsbridge may acquire these shares from us pursuant to a Amended and Restated Common Stock Purchase Agreement (the "Purchase Agreement"), or structured secondary offering facility (the "Structured Secondary"), and a Warrant that we issued to
Kingsbridge in connection with entering into such Structured Secondary. Kingsbridge will receive all of the proceeds from the sale of shares of common stock hereunder and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of such shares. We will pay the expenses incurred in registering the shares, including legal and accounting fees. However, we will receive the proceeds from the sale of shares of common stock to Kingsbridge under the Purchase Agreement, which provides for the sale of up to $25 million of shares of our common stock.

                                 ---------------

Kingsbridge is an "underwriter" within the meaning of the Securities Act of 1933 with respect to this offering.

                                 ---------------

OUR COMMON STOCK IS QUOTED ON THE NASDAQ SMALLCAP MARKET UNDER THE SYMBOL "TGAL." ON JUNE 29, 2004, THE LAST REPORTED SALE PRICE FOR OUR COMMON STOCK ON THE NASDAQ SMALLCAP MARKET WAS $1.90 PER SHARE.

                                 ---------------

THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 2 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF OUR COMMON STOCK.

                                 ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                      The date of this prospectus is , 2004

                                TABLE OF CONTENTS

Summary......................................................................1
The Company..................................................................1
Risk Factors.................................................................6
Forward-Looking Statements..................................................14
The Structured Secondary Offering Facility..................................15
Use of Proceeds.............................................................18
Selling Stockholder.........................................................18
Plan of Distribution........................................................19
Legal Matters...............................................................22
Experts.....................................................................22
Where You Can Find More Information.........................................22

                                 ---------------

You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with additional or different information. The selling stockholder is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. In this prospectus, unless otherwise indicated, "Tegal," "we," "us" or "our" refer to Tegal and its subsidiaries.

                                     SUMMARY


      References in this prospectus to "us," "we," the "Company" or "Tegal" shall mean Tegal Corporation and our consolidated subsidiaries, unless the context indicates otherwise.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholder may from time to time sell its shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

      THE REGISTRATION STATEMENT THAT CONTAINS THIS PROSPECTUS, INCLUDING THE EXHIBITS TO THE REGISTRATION STATEMENT, CONTAINS ADDITIONAL INFORMATION ABOUT US AND THE SECURITIES OFFERED UNDER THIS PROSPECTUS. THAT REGISTRATION STATEMENT CAN BE READ AT THE SECURITIES AND EXCHANGE COMMISSION'S OFFICES MENTIONED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION."

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and in any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is correct on any date after their respective dates, even though this prospectus or any accompanying supplement is delivered or securities are sold on a later date.

                                   THE COMPANY

      Tegal Corporation, a Delaware corporation ("Tegal" or the "Company"), designs, manufactures, markets and services plasma etch and deposition systems that enable the production of integrated circuits ("ICs"), memory and related microelectronics devices used in personal computers, wireless voice and data telecommunications, contact-less transaction devices, radio frequency identification devices ("RFID's"), smart cards, data storage and micro-level actuators. Etching and deposition constitute two of the principal IC and related device production process steps and each must be performed numerous times in the production of such devices.

      We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. ("Motorola"). Our predecessor company was founded in 1972 and acquired by Motorola in 1978. We completed our initial public offering in October 1995.

      Our executive offices are located at 2201 South McDowell Boulevard, Petaluma, California 94954, and our telephone number is (707) 763-5600. All service marks, brand names or trademarks appearing in this prospectus that do not belong to us are the property of their respective holders.

                                  RISK FACTORS

      Investing in our common stock involves a significant amount of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and our other filings with the SEC before deciding to purchase our common stock.

RISK FACTORS

      WE HAVE INCURRED OPERATING LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE; OUR PLANS TO MAINTAIN AND INCREASE LIQUIDITY MAY NOT BE SUCCESSFUL; THE REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INCLUDES A GOING CONCERN UNCERTAINTY EXPLANATORY PARAGRAPH; THE ACCOUNTING FOR THE 2% CONVERTIBLE DEBENTURES RESULTED IN SIGNIFICANT EXPENSE AMOUNTS.

      We incurred net losses of $12,602, $12,625 and $8,730 for the years ended March 31, 2004, 2003 and 2002, respectively, and generated negative cash flows from operations of $3,179, $5,984 and $3,603 in these respective years. These factors raise substantial doubt as to our ability to continue as a going concern, and our independent registered public accounting firm has included a going concern uncertainty explanatory paragraph in their report dated June 25, 2004 which is included elsewhere in this Form 10-K. Our plans to maintain and increase liquidity include the restructuring executed during fiscal 2002 and 2003, which reduced headcount from 155 employees to 89 employees and has reduced our cost structure entering fiscal 2005. We believe the cost reduction and a projected increase in sales during fiscal 2005 will generate sufficient cash flows to fund our operations through the end of fiscal 2005. However, these projected sales are to a limited number of new and existing customers and are based, for the most part, on internal and customer provided estimates of future demand, not firm customer orders. If the projected sales do not materialize, we will need to reduce expenses further and raise additional capital through the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all. Failure to raise additional funds may adversely affect the Company's ability to achieve its intended business objectives. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should we be unable to continue as a going concern.

      Our 2% convertible debentures due 2011 are convertible at a conversion rate of $0.35 per share, which was lower than the common stock's prices at June 30, 2003, the commitment date for the first tranche and September 8, 2003, the stockholder approval date for the second tranche. Additionally, we granted a 20% warrant coverage to our debenture holders. The value of both the beneficial conversion feature and warrants resulted in a significant debt discount which will be accreted as interest expense over the eight-year life of the debentures. This has resulted in substantial interest expense during fiscal 2004 of $5,251 and will continue to result in substantial interest expense through fiscal 2011 or until the debentures are converted. Approximately 22% of the debentures were not yet converted into shares of our common stock as of March 31, 2004; however as of June 15, 2004 all of these outstanding debentures had been converted into shares of our common stock.

THE EXERCISE OF OUTSTANDING WARRANTS, OPTIONS AND OTHER RIGHTS TO OBTAIN ADDITIONAL SHARES WILL DILUTE THE VALUE OF THE SHARES.

      As of March 31, 2004, there were warrants exercisable for approximately 3,199,942 shares of our common stock, advisor warrants convertible into 196,129 shares, 23,900 shares issuable as interest payment on previously issued debentures in lieu of cash and options exercisable for approximately 7,390,328 shares of our common stock. In addition, we have warrants outstanding from previous offerings for approximately 1,610,480 shares of our common stock.

      The exercise of these warrants and the issuance of the common stock will result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby. In addition, the exercise price of the warrants may be lowered under the price adjustment provisions in the event of a "dilutive issuance," that is, if we issue common stock at any time prior to their maturity at a per share price below such conversion or exercise price, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock. A reduction in the exercise price may result in the issuance of a significant number of additional shares upon the exercise of the warrants.

      The warrants do not establish a "floor" that would limit reductions in such conversion price or exercise price. The downward adjustment of the exercise price of these warrants could result in further dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

      On October 14, 2003, we registered 3,542,436 shares which can be issued as interest payments to the debenture holders in lieu of cash. The number of shares issuable as interest payments is calculated by dividing total interest due over the life of the debentures at 2% per annum by a price per share of $0.35. If we elect to use such shares to pay interest, such issuance will result in dilution to our stockholders.

SALES OF SUBSTANTIAL AMOUNTS OF OUR SHARES OF COMMON STOCK COULD CAUSE THE PRICE OF OUR COMMON STOCK TO GO DOWN.

      To the extent the holders of our convertible securities and warrants convert or exercise such securities and then sell the shares of our common stock they receive upon conversion or exercise, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by our stockholders and others which could place further downward pressure on our stock price. Moreover, holders of these convertible securities and warrants may hedge their positions in our common stock by shorting our common stock, which could further adversely affect our stock price. The effect of these activities on our stock price could increase the number of shares issuable upon future conversions of our convertible securities or exercises of our warrants.

      We received stockholder approval to increase the number of authorized shares of common stock to 100,000,000 shares. We may issue additional capital stock, convertible securities and/or warrants to raise capital in the future. In addition, we may elect to pay any accrued interest on the outstanding $1,673 principal amount of debentures as of March 31, 2004 with shares of our common stock. Interest on the debentures is compounded quarter-annually, based on 2% per annum on the principal amount outstanding. In addition, to attract and retain key personnel, we may issue additional securities, including stock options. All of the above could result in additional dilution of the value of our common stock and the voting power represented thereby. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. Public or private sales of substantial amounts of shares of our common stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the shares of our common stock.

THE SEMICONDUCTOR INDUSTRY IS CYCLICAL AND MAY EXPERIENCE PERIODIC DOWNTURNS THAT MAY NEGATIVELY AFFECT CUSTOMER DEMAND FOR OUR PRODUCTS AND RESULT IN LOSSES SUCH AS THOSE EXPERIENCED IN THE PAST.

      Our business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits. The semiconductor industry is highly cyclical and historically has experienced periodic downturns, which often have had a detrimental effect on the semiconductor industry's demand for semiconductor capital equipment, including etch and deposition systems manufactured by us. In response to the current prolonged industry slow-down, we have initiated a substantial cost containment program and completed a corporate-wide restructuring to preserve our cash. However, the need for continued investment in research and development, possible capital equipment requirements and extensive ongoing customer service and support requirements worldwide will continue to limit our ability to reduce expenses in response to the current downturn.

OUR COMPETITORS HAVE GREATER FINANCIAL RESOURCES AND GREATER NAME RECOGNITION THAN WE DO AND THEREFORE MAY COMPETE MORE SUCCESSFULLY IN THE SEMICONDUCTOR CAPITAL EQUIPMENT INDUSTRY THAN WE CAN.

      We believe that to be competitive, we will require significant financial resources in order to offer a broad range of systems, to maintain customer service and support centers worldwide and to invest in research and development. Many of our existing and potential competitors, including, among others, Applied Materials, Inc., Lam Research Corporation, Novellus and Tokyo Electron Limited, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, larger installed bases of current generation etch, deposition and other production equipment and broader process equipment offerings, as well as greater name recognition than we do. We cannot assure you that we will be able to compete successfully against these companies in the United States or worldwide.

IF WE FAIL TO MEET THE CONTINUED LISTING REQUIREMENTS OF THE NASDAQ STOCK MARKET, OUR STOCK COULD BE DELISTED.

      Our stock is currently listed on The Nasdaq SmallCap Market. The Nasdaq Stock Market's Marketplace Rules impose certain minimum financial requirements on us for the continued listing of our stock. One such requirement is the minimum bid price on our stock of $1.00 per share. Beginning in 2002, there have been periods of time during which we have been out of compliance with the $1.00 minimum bid requirements of The Nasdaq SmallCap Market.

      On September 6, 2002, we received notification from Nasdaq that for the 30 days prior to the notice, the price of our common stock had closed below the minimum $1.00 per share bid price requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Rule"), and were provided 90 calendar days, or until December 5, 2002, to regain compliance. Our bid price did not close above the minimum during that period. On December 6, 2002, we received notification from Nasdaq that our securities would be delisted from The Nasdaq National Market, the exchange on which our stock was listed prior to May 6, 2003, on December 16, 2002 unless we either (i) applied to transfer our securities to The Nasdaq SmallCap Market, in which case we would be afforded additional time to come into compliance with the minimum $1.00 bid price requirement; or (ii) appealed the Nasdaq staff's determination to the Nasdaq's Listing Qualifications Panel (the "Panel"). On December 12, 2002 we requested an oral hearing before the Panel and such hearing took place on January 16, 2003 in Washington, D.C. Our appeal was based, among other things, on our intention to seek stockholder approval for a reverse split of our outstanding common stock. On April 28, 2003 at a special meeting of our stockholders, our board of directors was granted the authority to effect a reverse split of our common stock within a range of two-for-one to fifteen-for-one. This authority was reaffirmed by our stockholders at the Annual Meeting on September 8, 2003. The timing and ratio of a reverse split, if any, is at the sole discretion of our board of directors, but it must be completed on or before December 2, 2003. On May 6, 2003, we transferred the listing of our common stock to The Nasdaq SmallCap Market. In connection with this transfer, and by additional notice, Nasdaq granted us an extension until December 31, 2003, to regain compliance with the Rule's minimum $1.00 per share bid price requirement for continued inclusion on The Nasdaq SmallCap Market. On September 16, 2003, the bid price for our stock had closed at $1.00 or above for ten consecutive days. On September 17, 2003, we received a letter from Nasdaq confirming that Tegal had regained compliance with the minimum bid price requirement and that the question of its continued listing on The SmallCap Market was now closed.

      If we are out of compliance in the future with Nasdaq listing requirements, we may take actions in order to achieve compliance, which actions may include a reverse split of our common stock. If an initial delisting decision is made by the Nasdaq's staff, we may appeal the decision as permitted by Nasdaq rules. If we are delisted and cannot obtain listing on another major market or exchange, our stock's liquidity would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in our stock's trading price. Delisting also may restrict us from issuing additional securities or securing additional financing.

WE DEPEND ON SALES OF OUR ADVANCED PRODUCTS TO CUSTOMERS THAT MAY NOT FULLY ADOPT OUR PRODUCT FOR PRODUCTION USE.

      We have designed our advanced etch and deposition products for customer applications in emerging new films, polysilicon and metal which we believe to be the leading edge of critical applications for the production of advanced semiconductor and other microelectronic devices. Revenues from the sale of our advanced etch and deposition systems accounted for 40%, 25% and 36% of total revenues in fiscal 2004, 2003 and 2002, respectively. Our advanced systems are currently being used primarily for research and development activities or low volume production. For our advanced systems to achieve full market adoption, our customers must utilize these systems for volume production. There can be no assurance that the market for devices incorporating emerging films, polysilicon or metal will develop as quickly or to the degree we expect.

      If our advanced systems do not achieve significant sales or volume production due to a lack of full customer adoption, our business, financial condition, results of operations and cash flows will be materially adversely affected.

OUR POTENTIAL CUSTOMERS MAY NOT ADOPT OUR PRODUCTS BECAUSE OF THEIR SIGNIFICANT COST OR BECAUSE OUR POTENTIAL CUSTOMERS ARE ALREADY USING A COMPETITOR'S TOOL.

      A substantial investment is required to install and integrate capital equipment into a semiconductor production line. Additionally, we believe that once a device manufacturer has selected a particular vendor's capital equipment, that manufacturer generally relies upon that vendor's equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor's systems. Accordingly, it may be extremely difficult to achieve significant sales to a particular customer once that customer has selected another vendor's capital equipment unless there are compelling reasons to do so, such as significant performance or cost advantages. Any failure to gain access and achieve sales to new customers will adversely affect the successful commercial adoption of our products and could have a detrimental effect on us.

OUR QUARTERLY OPERATING RESULTS MAY CONTINUE TO FLUCTUATE.

      Our revenue and operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter, and there can be no assurance as to future profitability.

      Our 900 series etch systems typically sell for prices ranging between $250,000 and $600,000, while prices of our 6500 series critical etch systems and our Endeavor deposition system typically range between $1.8 million and $3.0 million. To the extent we are successful in selling our 6500 and Endeavor series systems, the sale of a small number of these systems will probably account for a substantial portion of revenue in future quarters, and a transaction for a single system could have a substantial impact on revenue and gross margin for a given quarter.

      Other factors that could affect our quarterly operating results include:

      o our timing of new systems and technology announcements and releases and ability to transition between product versions;

      o     seasonal fluctuations in sales;

      o changes in the mix of our revenues represented by our various products and customers;

      o adverse changes in the level of economic activity in the United States or other major economies in which we do business;

      o     foreign currency exchange rate fluctuations;

      o     expenses   related  to,  and  the  financial   impact  of,  possible
            acquisitions of other businesses; and

      o changes in the timing of product orders due to unexpected delays in the introduction of our customers' products, due to lifecycles of our customers' products ending earlier than expected or due to market acceptance of our customers' products.

BECAUSE TECHNOLOGY CHANGES RAPIDLY, WE MAY NOT BE ABLE TO INTRODUCE OUR PRODUCTS IN A TIMELY ENOUGH FASHION.

      The semiconductor manufacturing industry is subject to rapid technological change and new system introductions and enhancements. We believe that our future success depends on our ability to continue to enhance our existing systems and their process capabilities, and to develop and manufacture in a timely manner new systems with improved process capabilities. We may incur substantial unanticipated costs to ensure product functionality and reliability early in our products' life cycles. There can be no assurance that we will be successful in the introduction and volume manufacture of new systems or that we will be able to develop and introduce, in a timely manner, new systems or enhancements to our existing systems and processes which satisfy customer needs or achieve market adoption.

SOME OF OUR SALES CYCLES ARE LENGTHY, EXPOSING US TO THE RISKS OF INVENTORY OBSOLESCENCE AND FLUCTUATIONS IN OPERATING RESULTS.

      Sales of our systems depend, in significant part, upon the decision of a prospective customer to add new manufacturing capacity or to expand existing manufacturing capacity, both of which typically involve a significant capital commitment. We often experience delays in finalizing system sales following initial system qualification while the customer evaluates and receives approvals for the purchase of our systems and completes a new or expanded facility. Due to these and other factors, our systems typically have a lengthy sales cycle (often 12 to 18 months in the case of critical etch and deposition systems) during which we may expend substantial funds and management effort. Lengthy sales cycles subject us to a number of significant risks, including inventory obsolescence and fluctuations in operating results over which we have little or no control.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR OBTAIN LICENSES FOR THIRD PARTIES' INTELLECTUAL PROPERTY AND THEREFORE WE MAY BE EXPOSED TO LIABILITY FOR INFRINGEMENT OR THE RISK THAT OUR OPERATIONS MAY BE ADVERSELY AFFECTED.

      Although we attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we may not be able to protect our technology adequately and competitors may be able to develop similar technology independently. Additionally, patent applications that we may file may not be issued and foreign intellectual property laws may not protect our intellectual property rights. There is also a risk that patents licensed by or issued to us will be challenged, invalidated or circumvented and that the rights granted thereunder will not provide competitive advantages to us. Furthermore, others may independently develop similar systems, duplicate our systems or design around the patents licensed by or issued to us.

      Litigation could result in substantial cost and diversion of effort by us, which by itself could have a detrimental effect on our financial condition, operating results and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our systems. In addition, licenses under third parties' intellectual property rights may not be available on reasonable terms, if at all.

OUR CUSTOMERS ARE CONCENTRATED AND THEREFORE THE LOSS OF A SIGNIFICANT CUSTOMER MAY HARM OUR BUSINESS.

      Our top five customers accounted for 84.8%, 88.2% and 54.4% of our systems revenues in fiscal 2004, 2003 and 2002, respectively. Three customers each accounted for more than 10% of net systems sales in fiscal 2004. Although the composition of the group comprising our largest customers may vary from year to year, the loss of a significant customer or any reduction in orders by any significant customer, including reductions due to market, economic or competitive conditions in the semiconductor manufacturing industry, may have a detrimental effect on our business, financial condition, results of operations and cash flows. Our ability to increase our sales in the future will depend, in part, upon our ability to obtain orders from new customers, as well as the financial condition and success of our existing customers and the general economy, which is largely beyond our ability to control.

WE ARE EXPOSED TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS.

      International sales accounted for 67%, 66% and 67% of total revenue for fiscal 2004, 2003 and 2002, respectively. International sales are subject to certain risks, including the imposition of government controls, fluctuations in the U.S. dollar (which could increase the sales price in local currencies of our systems in foreign markets), changes in export license and other regulatory requirements, tariffs and other market barriers, political and economic instability, potential hostilities, restrictions on the export or import of technology, difficulties in accounts receivable collection, difficulties in managing representatives, difficulties in staffing and managing international operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a detrimental effect on our operations, financial results and cash flows.

      We generally attempt to offset a portion of our U.S. dollar denominated balance sheet exposures subject to foreign exchange rate remeasurement by purchasing forward currency contracts for future delivery. There can be no assurance that our future results of operations and cash flows will not be adversely affected by foreign currency fluctuations. In addition, the laws of certain countries in which our products are sold may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States.

EVOLVING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES AND CONTINUING UNCERTAINTY.

      Changing laws, regulations and standard relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules are creating uncertainty for public companies. We continually evaluate and monitor developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we have invested resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.


WE MUST INTEGRATE OUR ACQUISITION OF SIMPLUS SYSTEMS CORPORATION AND WE MAY NEED TO MAKE ADDITIONAL FUTURE ACQUISITIONS TO REMAIN COMPETITIVE. THE PROCESS OF IDENTIFYING, ACQUIRING AND INTEGRATING FUTURE ACQUISITIONS MAY CONSTRAIN VALUABLE MANAGEMENT RESOURCES, AND OUR FAILURE TO EFFECTIVELY INTEGRATE FUTURE ACQUISITIONS MAY RESULT IN THE LOSS OF KEY EMPLOYEES AND THE DILUTION OF STOCKHOLDER VALUE AND HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

      On November 11, 2003, we acquired substantially all of the assets of Simplus Systems Corporation. We may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. We may encounter problems with the assimilation of Simplus or businesses, products or technologies acquired in the future including:

      o difficulties in assimilation of acquired personnel, operations, technologies or products;

      o     unanticipated costs associated with acquisitions;

      o diversion of management's attention from other business concerns and potential disruption of our ongoing business;

      o adverse effects on our existing business relationships with our customers;

      o     potential   patent   or   trademark   infringement   from   acquired
            technologies;

      o adverse effects on our current employees and the inability to retain employees of acquired companies;

      o use of substantial portions of our available cash as all or a portion of the purchase price;

      o dilution of our current stockholders due to the issuance of additional securities as consideration for acquisitions; and

      o     inability to complete acquired research and development projects.

      If we are unable to successfully integrate our acquired companies or to create new or enhanced products and services, we may not achieve the anticipated benefits from our acquisitions. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses and experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if a significant number of employees of acquired companies fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisitions.

      Completing any potential future acquisitions could cause significant diversions of management time and resources. Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fall. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

      If we acquire businesses, new products or technologies in the future, we may be required to amortize significant amounts of identifiable intangible assets and we may record significant amounts of goodwill that will be subject to annual testing for impairment. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash.

OUR FINANCIAL PERFORMANCE MAY ADVERSELY AFFECT THE MORALE AND PERFORMANCE OF OUR PERSONNEL AND OUR ABILITY TO HIRE NEW PERSONNEL.

      Our common stock has declined in value below the exercise price of many options granted to employees pursuant to our stock option plans. Thus, the intended benefits of the stock options granted to our employees, the creation of performance and retention incentives, may not be realized. As a result, we may lose employees whom we would prefer to retain. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies perceived as having less volatile stock prices.

PROVISIONS IN OUR AGREEMENTS, CHARTER DOCUMENTS, STOCKHOLDER RIGHTS PLAN AND DELAWARE LAW MAY DETER TAKEOVER ATTEMPTS, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

      Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire us without the approval of our board of directors. These provisions apply even if the offer may be considered beneficial by some stockholders.

OUR STOCK PRICE IS VOLATILE AND COULD RESULT IN A MATERIAL DECLINE IN THE VALUE OF YOUR INVESTMENT IN TEGAL.

      We believe that factors such as announcements of developments related to our business, fluctuations in our operating results, sales of our common stock into the marketplace, failure to meet or changes in analysts' expectations, general conditions in the semiconductor industry or the worldwide economy, announcements of technological innovations or new products or enhancements by us or our competitors, developments in patents or other intellectual property rights, developments in our relationships with our customers and suppliers, natural disasters and outbreaks of hostilities could cause the price of our common stock to fluctuate substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

POTENTIAL DISRUPTION OF OUR SUPPLY OF MATERIALS REQUIRED TO BUILD OUR SYSTEMS COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS AND DAMAGE OUR CUSTOMER RELATIONSHIPS.

      Materials delays have not been significant in recent years. Nevertheless, we procure certain components and sub-assemblies included in our systems from a limited group of suppliers, and occasionally from a single source supplier. For example, we depend on MECS Corporation, a robotic equipment supplier, as the sole source for the robotic arm used in all of our 6500 series systems. We currently have no existing supply contract with MECS Corporation, and we currently purchase all robotic assemblies from MECS Corporation on a purchase order basis. Disruption or termination of certain of these sources, including our robotic sub-assembly source, could have an adverse effect on our operations and damage our relationship with our customers.

ANY FAILURE BY US TO COMPLY WITH ENVIRONMENTAL REGULATIONS IMPOSED ON US COULD SUBJECT US TO FUTURE LIABILITIES.

      We are subject to a variety of governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. We believe that we are currently in compliance in all material respects with these regulations and that we have obtained all necessary environmental permits generally relating to the discharge of hazardous wastes to conduct our business. Nevertheless, our failure to comply with present or future regulations could result in additional or corrective operating costs, suspension of production, alteration of our manufacturing processes or cessation of our operations.

THE STRUCTURED SECONDARY OFFERING FACILITY WE ENTERED INTO IN FEBRUARY 2004 AND AMENDED IN MAY 2004 MAY HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS, AND THE POTENTIAL UNAVAILABILITY OF THIS FACILITY WOULD NEGATIVELY IMPACT OUR FINANCING ACTIVITIES.

      On February 11, 2004, we entered into a structured secondary offering facility (the "Structured Secondary") with Kingsbridge Capital Limited ("Kingsbridge"), which was amended on May 19, 2004. Under the terms of an Amended and Restated Common Stock Purchase Agreement (the "Purchase Agreement") entered into by the Company and Kingsbridge on May 19, 2004 with respect to the Structured Secondary, we may, at our sole discretion, sell to Kingsbridge, and Kingsbridge would be obligated to purchase, up to $25 million of shares of our common stock, par value $0.01 per share. The price at which we may sell shares of common stock under the Purchase Agreement is based on a discount to the volume weighted average market price of the common stock for a specified number of trading days following each of our respective elections to sell shares thereunder. The lowest threshold price at which our stock may be sold is at the sole discretion of the Company, but in no case may be lower than $1.00 per share, and in the event the price of our common stock falls below this $1.00 threshold, the Structured Secondary will not be an available source of financing. We may utilize the Structured Secondary through February 11, 2004 from time to time in our sole discretion, subject to various conditions and terms contained in the Purchase Agreement. Among the terms of the Purchase Agreement is a "Material Adverse Effect" clause which permits Kingsbridge to terminate the Structured Secondary if Kingsbridge determines that an event has occurred that results in any effect on the business, operations, properties or financial condition of the Company and its subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with our ability to perform any of our obligations under the Purchase Agreement.

      In connection with our entering into the Structured Secondary, we issued to Kingsbridge a warrant (the "Warrant") to purchase 300,000 shares of common stock at an exercise price of $4.11 per share. The Warrant will not be exercisable until August 11, 2004, and will expire on August 11, 2009.

      There are 9,151,661 shares of our common stock that are reserved for issuance under the Structured Secondary with Kingsbridge, 300,000 of which are issuable under the Warrant we granted to Kingsbridge. The issuance of shares under the Structured Secondary and upon exercise of the Warrant will have a dilutive impact on other stockholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock. In addition, if we draw down the Structured Secondary, we will issue shares to Kingsbridge at a discount of 10% of the daily volume weighted average prices of our common stock during a specified period of trading days after initiation of each respective draw down. Issuing shares at such a discount will further dilute the interests of other stockholders.

      To the extent that Kingsbridge sells shares of our common stock issued under the Structured Secondary to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our common stock to sell their shares, or it may encourage short sales. This could contribute to a decline in our stock price.


THE STRUCTURED SECONDARY IMPOSES CERTAIN LIMITATIONS ON OUR ABILITY TO ISSUE EQUITY OR EQUITY-LINKED SECURITIES.

      During the two-year term of the Structured Secondary, we may not engage in certain equity or equity-linked financings without the prior written consent of Kingsbridge, which consent will not be unreasonably withheld, conditioned or delayed. However, we may engage in the following capital raising transactions without Kingsbridge's consent: (1) establish stock option or award plans or agreements (for directors, employees, consultants and/or advisors) and amend such plans or agreements, including increasing the number of shares available thereunder, (2) use equity securities to finance the acquisition of other companies, equipment, technologies or lines of business, (3) issue shares of common stock and/or preferred stock in connection with our option or award plans, stock purchase plans, rights plans, warrants or options, (4) issue shares of common stock and/or preferred stock in connection with the acquisition of products, licenses, equipment or other assets and strategic partnerships or joint ventures (the primary purpose of which is not to raise equity capital);
(5) issue shares of common and/or preferred stock to consultants and/or advisors as consideration for services rendered, (6) issue and sell shares in an underwritten public offering of common stock, and (7) issue shares of common stock to Kingsbridge under any other agreement entered into between our company and Kingsbridge.

      In addition, we may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for such common stock is determined using a floating or otherwise adjustable discount to the market price of the common stock (including pursuant to an equity line or other financing that is substantially similar to an equity line with an investor other than Kingsbridge) during the two-year term of our agreement with Kingsbridge.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

      Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in our company. As of March 31, 2004, there were 36,583,850 shares of our common stock issued and outstanding and there were 533,521 shares of common stock reserved for issuance under our equity incentive and stock purchase plans. In addition, as of March 31, 2004, there were outstanding options, warrants and other rights to acquire up to approximately 7,390,000 shares of common stock. We may also issue additional shares of common stock or preferred stock:

      o to raise additional funds for working capital, commercialization, production and marketing activities;

      o upon the exercise or conversion of additional outstanding options and warrants; and

      o     in lieu of cash payment of dividends.

      Moreover, although the issuance of our common stock under the Structured Secondary will have no effect on the rights or privileges of existing holders of common stock, the economic and voting interests of each stockholder will be diluted as a result of such issuance. Although the number of shares of common stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of our total shares that will be outstanding after such events. If we satisfy the conditions that allow us to draw down the entire $25 million available under the Structured Secondary, and we choose to do so, then generally, as the market price of our common stock decreases, the number of shares we will have to issue upon each draw down on the Structured Secondary increases, to a maximum of 8,851,661 shares. Therefore drawing down upon the Structured Secondary when the price of our common stock is decreasing will have an additional dilutive effect to your ownership percentage and may result in additional downward pressure on the price of our common stock.

                           FORWARD-LOOKING STATEMENTS


         This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project," or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph.

                   THE STRUCTURED SECONDARY OFFERING FACILITY

     On May 19, 2004, we entered into an Amended and Restated Common Stock Purchase Agreement (the "Purchase Agreement") with Kingsbridge Capital Limited, pursuant to which we may issue and sell, from time to time, shares of our common stock for cash consideration up to an aggregate of $25 million.

     Until February 11, 2006, we may, from time to time, at our sole discretion, and subject to certain conditions that we must satisfy, sell or "draw down," shares of our common stock to Kingsbridge at a purchase price having a discount of 10% off of the volume weighted average of the price of our common stock for each of the 15 trading days following our election to sell shares. This transaction is known as a "Structured Secondary." Such discount will be determined as follows:

VWAP*                                                     PERCENT OF VWAP
                                                            (APPLICABLE
                                                             DISCOUNT)
--------------------------------------------------------------------------------
At or greater than $1.00 per share                         90%           (10)%

--------------
* As set forth in the Purchase Agreement, "VWAP" means the volume weighted average price of our common stock during a trading day as reported by Bloomberg, L.P. using the AQR function.

       As of June 15, 2004, the maximum number of shares that we are permitted to issue pursuant to the Structured Secondary is 8,851,661. An additional 300,000 shares are registered hereunder with respect to a Warrant that we issued to Kingsbridge in connection with our entering into the Structured Secondary. We will exercise our right to draw down the Structured Secondary, if and to the extent available, at such times as there is a need for additional capital and when sales of stock under the Structured Secondary provide the most effective means of raising capital.

      We can make draw downs in amounts up to a maximum of 4.5% of our market capitalization at the time of the draw down, provided that in no event can a single draw down exceed $7,500,000. The lowest threshold price at which our stock may be sold is determined at the sole discretion of the Company at each draw down, but in no case may be lower than $1.00 per share. If we fail to draw $3 million during the term of the Structured Secondary, a fee of $300,000 will become due to Kingsbridge upon termination of the contract. In no event may we sell to Kingsbridge under the Structured Secondary a number of shares exceeding the applicable percentage under the rules of NASD which would require stockholder approval, generally 20% of our issued and outstanding stock.

      Dahlman Rose Weiss, LLC ("Dahlman") served as placement agent for the Structured Secondary. As compensation for its services, at each draw down, Dahlman will receive a fee of 6% of the proceeds of each draw down as it is paid to the Company, plus a warrant to purchase a number of shares equal to 1% of the number of shares issued to Kingsbridge at each draw down. The exercise price of such warrant shall be determined at a mutually agreeable price.

      The issuance of our common stock under the Structured Secondary will have no effect on the rights or privileges of existing holders of common stock except that the economic and voting interests of each stockholder will be diluted as a result of such issuance. Although the number of shares of common stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of our total shares that will be outstanding after such events. If we satisfy the conditions that allow us to draw down the entire $25 million available under the Structured Secondary, and we choose to do so, then generally, as the market price of our common stock decreases, the number of shares we will have to issue upon each draw down on the Structured Secondary increases, to a maximum of 8,851,661 shares. Drawing down upon the Structured Secondary when the price of our common stock is decreasing will have an additional dilutive effect to the ownership percentage of current stockholders and may result in additional downward pressure on the price of our common stock.

      The following are the material conditions that must be met before Kingsbridge is obligated to buy any shares of our common stock pursuant to a draw down:

      o Each of our representations and warranties in the Purchase Agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date. One of the representations provides that no event or series of events has or have occurred that would individually or in the aggregate have a "Material Adverse Effect" on the Company, defined as any effect on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under the Purchase Agreement, the Registration Rights Agreement or the Warrant in any material respect.

      o We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement, the Registration Rights Agreement and the Warrant to be performed, satisfied or complied with by us.

      o We shall have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the consummation of the transactions contemplated by such agreement.

      o The registration statement, of which this prospectus is part, shall have previously become effective and shall remain effective. Neither the Company nor Kingsbridge shall have received notice that the Securities and Exchange Commission (the "Commission") has issued or intends to issue a stop order with respect to the registration
            statement  or  that  the  Commission   otherwise  has  suspended  or
            withdrawn effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so (unless the Commission's concerns have been addressed and Kingsbridge is reasonably satisfied that the Commission no longer is considering or intends to take such action). No other suspension of the use or withdrawal of the effectiveness of the registration statement or prospectus shall exist.

      o We shall not have knowledge of any event more likely than not to have the effect of causing the registration statement applicable to the resale of shares of our common stock by the investor issued under the Structured Secondary arrangement to be suspended or otherwise ineffective.

      o Trading in our common stock shall not have been suspended by the Commission, the Nasdaq SmallCap Market or the National Association of Securities Dealers and trading in securities generally on the Nasdaq SmallCap Market shall not have been suspended or limited.

      o We shall have no knowledge of any event more likely than not to have the effect of causing the registration statement registering the offer and sale of the shares to be suspended or otherwise ineffective (which event is more likely than not to occur within fifteen trading days following the trading day on which a draw down notice is delivered).

      o The number of shares of our common stock beneficially owned by Kingsbridge, together with those shares that we propose to sell to Kingsbridge in connection with a draw down, cannot exceed 9.9% of the total amount of our common stock that would be outstanding upon completion of the draw down.

      o No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Purchase Agreement.

      o No action, suit or proceedings before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to enjoin, prevent or change the transactions contemplated by the Purchase Agreement.


      There is no guarantee that we will be able to meet these or any other conditions under the Purchase Agreement or that we will be able to draw down any portion of the $25 million Structured Secondary.

      In connection with the Purchase Agreement, we issued to Kingsbridge a Warrant to purchase 300,000 shares of common stock at an exercise price of $4.11 per share. Such warrant will not be exercisable until August 11, 2004, and will expire on August 11, 2009.

      We also entered into a Registration Rights Agreement with Kingsbridge in connection with the Structured Secondary. As contemplated by the Registration Rights Agreement, we have filed a registration statement, of which this prospectus is part, with the Securities and Exchange Commission relating to the resale by Kingsbridge of 9,151,661 shares of common stock purchased by Kingsbridge under the Purchase Agreement or issued to Kingsbridge as a result of the exercise of the Warrant. The effectiveness of such registration statement is a condition precedent to our ability to sell common stock to Kingsbridge under the Purchase Agreement.

      If we determine, in consultation with our legal counsel, that resales by Kingsbridge of our shares of our common stock under an effective registration statement would be detrimental to us due to either (i) the existence of a material development or potential material development involving us that we would be obligated to disclose in the registration statement, which disclosure would be premature or otherwise inadvisable at such time or would have a Material Adverse Effect on us or our stockholders, or (ii) a filing of a Company-initiated registration of our common stock, which, in our good faith judgment, would adversely effect or require premature disclosure of the filing of such Company-initiated registration, we may declare, not more than twice in any twelve-month period, a "Blackout Period" and suspend the use of the registration statement by Kingsbridge for a period of not more than thirty days. If the Company declares a Blackout Period within sixty days after the settlement date of any purchase of our common stock by Kingsbridge where the VWAP on the trading day immediately preceding such Blackout Period ("Old VWAP") is greater than the VWAP on the first trading day following such Blackout Period that the Kingsbridge may sell its shares pursuant to the registration statement ("New VWAP"), then the Company is required to either (i) issue to Kingsbridge the number of additional shares of common stock, known as Blackout Shares, equal to one hundred twenty percent (120%) of the difference between (1) the product of the number of shares purchased by the Investor during the preceding sixty (60) calendar days under the Purchase Agreement and actually held by Kingsbridge immediately prior to the Blackout Period multiplied by the Old VWAP, divided by the New VWAP, and (2) the number of shares of common stock purchased by the Investor under the Purchase Agreement during the preceding sixty (60) calendar days and actually held by Kingsbridge immediately prior to the Blackout Period or (ii) pay to Kingsbridge an amount equal to the product of (1) the number of shares purchased by Kingsbridge under the Purchase Agreement during the preceding sixty (60) calendar days and actually held by Kingsbridge immediately prior to the Blackout Period and (2) the result obtained by subtracting the New VWAP from the Old VWAP.

      If on any date on which we are required to deliver shares of common stock to Kingsbridge following a draw down on the Structured Secondary, we fail to deliver the shares to be purchased by Kingsbridge within ten trading days following the date on which Kingsbridge delivers payment for such shares, we are required to pay to Kingsbridge a "Make Whole Amount" equal to the sum of the draw down amount actually paid by Kingsbridge in respect of such shares plus an amount equal to actual loss suffered by Kingsbridge in respect of sales of such shares to subsequent purchasers, which is generally the difference between (A) the price per share paid by Kingsbridge to purchase such number of shares of common stock minus the average draw down price during the applicable draw down pricing period. In the event that the Make Whole Amount is not paid within two trading days, the Make Whole Amount accrues interest compounded daily at a rate of five percent (5%) annually until the Make Whole Amount is paid.

      The foregoing summary of the Structured Secondary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Common Stock Purchase Agreement, filed as Exhibit 10.3 to the registration statement on Form S-3 (SEC File No. 333- ) of which this prospectus is part, the Registration Rights Agreement and the Warrant, filed as exhibits to our Current Report on Form 8-K (SEC File No. 000-26824), filed on February 13, 2004, and are incorporated by reference herein.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of our common stock by Kingsbridge pursuant to this prospectus. Any proceeds from the sale of the shares by us to Kingsbridge under the Purchase Agreement or received in connection with the exercise of the Warrant will be used for support of recent and future acquisitions and other corporate development activities. Pending the application of the proceeds from the sale of the shares by us to Kingsbridge, we expect to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                               SELLING STOCKHOLDER

      The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge as of June 15, 2004. Kingsbridge has not had a material relationship with our company within the past three years, except as a result of entering into the Structured Secondary described herein.

                                    COMMON STOCK BENEFICIALLY                            COMMON STOCK BENEFICIALLY
                                   OWNED PRIOR TO OFFERING (1)                            OWNED AFTER OFFERING (2)
----------------------------------------------------------------------------------------------------------------------
                                                                     COMMON STOCK TO
                                      NUMBER          PERCENT            BE SOLD           NUMBER        PERCENT
----------------------------------------------------------------------------------------------------------------------
Kingsbridge Capital Limited(3)       9,151,661        17.13%(4)         9,151,661             0             0

-----------
(1) The number of shares of common stock beneficially owned by Kingsbridge prior to the offering is deemed to include 8,851,661 shares of common stock registered hereunder and issuable in connection with the Purchase Agreement (16.57% of our common stock) and 300,000 shares of common stock that may be acquired by Kingsbridge pursuant to the Warrant (0.56% of our common stock).

(2) Assumes that all shares registered hereunder are sold pursuant to this prospectus and that Kingsbridge does not acquire any additional shares of common stock.

(3) We have been advised that Kingsbridge is controlled by Valentine O'Donoghue and does not accept third party investments. Accordingly, Mr. O'Donoghue beneficially owns the shares of common stock acquired by Kingsbridge.

(4) Based on the 44,258,309 issued and outstanding shares of common stock as of June 15, 2004, plus the 8,851,661 shares of common stock issuable in connection with the Purchase Agreement and the 300,000 shares of common stock that may be acquired by Kingsbridge pursuant to the Warrant.

                              PLAN OF DISTRIBUTION

      We are registering 9,151,661 shares of common stock under this prospectus on behalf of Kingsbridge. All or a portion of the shares offered hereby by Kingsbridge may be delivered and/or sold in transactions from time to time on the Nasdaq SmallCap Market, on the over-the-counter market, in privately-negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Kingsbridge may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Kingsbridge. Kingsbridge is an "underwriter" within the meaning of the Securities Act. Kingsbridge has advised us that it will effect resales of our common stock through any one or more of the following registered broker dealers: Brean Murray & Co., Inc. and Dahlman Rose Weiss LLC. Dahlman Rose Weiss LLC served as the placement agent for the Structured Secondary. Each such broker dealer is an underwriter in respect of such shares sold by it on behalf of Kingsbridge. We have agreed to indemnify Kingsbridge with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

      Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq SmallCap Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

            o     the name of any such broker-dealers;

            o     the number of shares involved;

            o     the price at which such shares are to be sold;

            o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

            o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

            o     other facts material to the transaction.

      Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      Kingsbridge will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities. The shares offered hereby are being registered pursuant to contractual obligations and we have paid the expenses of the preparation of this prospectus.

      We have also agreed to reimburse the selling stockholder for certain costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for the selling stockholder incurred in the preparation of the Purchase Agreement and associated documentation and the registration statement of which this prospectus forms a part.


      The selling stockholder may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The common stock may be sold in one or more transactions at:

            o     fixed prices;

            o     prevailing market prices at the time of sale;

            o     prices related to the prevailing market prices;

            o     varying prices determined at the time of sale; or

            o     negotiated prices.

      These sales may be effected in transactions:

            o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq SmallCap Market;

            o     in the over-the-counter market;

            o otherwise than on such exchanges or services or in the over-the-counter market;

            o through the writing of options, whether the options are listed on an options exchange or otherwise; or

            o     through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on The Nasdaq SmallCap Market.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

      Broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholder may be deemed to be an "underwriter," it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

      The selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provisions.

      To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder.

      The selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure holders that the selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

      With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

            o     the specific common stock to be offered and sold;

            o     the names of the selling stockholder;

            o the respective purchase prices and public offering prices and other material terms of the offering;

            o the names of any participating agents, broker-dealers or underwriters; and

            o any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholder.

      We entered into a registration rights agreement for the benefit of the selling stockholder to register its common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholder and Tegal will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholder incidental to the registration, offering and sale of the common stock to the public, but the selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

                                  LEGAL MATTERS


      Certain legal matters relating to the offering will be passed upon for Tegal by Latham & Watkins LLP, San Francisco, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of Tegal Corporation to continue as a going concern, as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION


      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov and at our web site at http://www.tegal.com. Information contained in our web site is not part of this prospectus.

      This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a compete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

      We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the
SEC:


 TEGAL CORPORATION SEC FILINGS                            PERIOD ENDED
 -----------------------------                            ------------
 Annual Report on Form 10-K......................        March 31, 2004
 The description of our common stock as set
    forth in our Registration Statement on
    Form 8-A.....................................   filed on September 21, 1995


      All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated in this prospectus by reference.


      You may obtain copies of these documents from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing to us at Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954 or calling us at (707) 763-5600.

                        9,151,661 SHARES OF COMMON STOCK

                                TEGAL CORPORATION



                                   PROSPECTUS



      WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS. NEITHER THIS PROSPECTUS NOR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED COMMON STOCK TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE ON ANY DATE SUBSEQUENT TO THE DATE SET FORTH ON THE FRONT OF THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS CORRECT ON ANY DATE SUBSEQUENT TO THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, EVEN THOUGH THIS PROSPECTUS AND ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS IS DELIVERED OR SECURITIES ISSUED ON A LATER DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses payable by the registrant in connection with the registration for resale of our common stock. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                                                                    AMOUNT
                                                                    ------
Commission Registration Fee.................................... $    2,000.00
*Costs of Printing.............................................     10,000.00
*Legal Fees and Expenses.......................................     50,000.00
*Accounting Fees and Expenses..................................     30,000.00
*Miscellaneous Expenses........................................     10,000.00
     *Total.................................................... $  102,000.00

*Estimated

ITEM 15.  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

      Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Our Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), a director of Tegal shall not be liable to Tegal or its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM 16.  INDEX TO EXHIBITS.

   Number     Exhibit
   ------     -------

    4.1 Tegal's Certificate of Incorporation, as amended, filed as Exhibits 3(i)1 and 3(i)2 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.2 Tegal's Certificate of Amendment to the Certificate of Incorporation, filed as Exhibit 4.2 to Tegal's Registration Statement on Form S-3 (SEC File. No. 333-108921), filed on September 18, 2003 and incorporated herein by reference.

    4.3 Tegal's By-Laws, as amended, filed as Exhibit 3(ii) to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.4 Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of June 11, 1996, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on June 28, 1996 and incorporated herein by reference.

    4.5 First Amendment to Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of January 15, 1999, filed as Exhibit 99.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on January 15, 1999 and incorporated herein by reference.

    4.6 Registration Rights Agreement by and between Tegal Corporation and Kingsbridge Capital Limited, dated as of February 11, 2004, filed as Exhibit 10.2 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on February 13, 2004 and incorporated herein by reference.

    4.7 Form of Certificate for Common Stock filed as Exhibit 4.1 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702), filed on October 3, 1994 and incorporated herein by reference.

    5.1       Opinion of Latham & Watkins LLP.

    10.1 Common Stock Purchase Agreement by and between Kingsbridge Capital Limited and Tegal Corporation, dated as of February 11, 2004, filed as Exhibit 10.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on February 13, 2004 and incorporated herein by reference.

    10.2 Warrant to purchase 300,000 shares of common stock of Tegal Corporation, issued to Kingsbridge Capital Limited, dated February 11, 2004, filed as Exhibit 10.3 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on February 13, 2004 and incorporated herein by reference.

    10.3 Amended and Restated Common Stock Purchase Agreement by and between Kingsbridge Capital Limited and Tegal Corporation, dated as of May 19, 2004.

    23.1      Consent of Latham & Watkins LLP (included in Exhibit 5.1).

    23.2 Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

    24.1      Power of Attorney (included on signature page).


ITEM 17.  UNDERTAKINGS.

      A. The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period for any subscription rights, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus with respect to a subscription rights offering, a post-effective amendment will be filed to set forth the terms of such offering.

      D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Petaluma, state of California, on this 30th day of June, 2004.

                                          TEGAL CORPORATION

                                          By /s/ Michael L. Parodi
                                             -----------------------------------
                                             Michael L. Parodi
                                             Chairman of the Board, President &
                                             Chief Executive Officer



                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Parodi, and Thomas R. Mika, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 30th day of June, 2004.

               SIGNATURE                                                    TITLE
               ---------                                                    -----
                                                  Chairman of the Board, President & Chief Executive Officer
          /s/ Michael L. Parodi                                 (Principal Executive Officer)
----------------------------------------
           Michael L. Parodi

                                                     Executive Vice President & Chief Financial Officer
            /s/ Thomas R. Mika                           (Principal Financial and Accounting Officer)
----------------------------------------
              Thomas R. Mika


         /s/ Edward A. Dohring
----------------------------------------
           Edward A. Dohring                                              Director


         /s/ Jeffrey M. Krauss
----------------------------------------
           Jeffrey M. Krauss                                              Director


        /s/ H. Duane Wadsworth
----------------------------------------
          H. Duane Wadsworth                                              Director

                                  EXHIBIT INDEX

   Number     Exhibit

    4.1 Tegal's Certificate of Incorporation, as amended, filed as Exhibits 3(i)1 and 3(i)2 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.2 Tegal's Certificate of Amendment to the Certificate of Incorporation, filed as Exhibit 4.2 to Tegal's Registration Statement on Form S-3 (SEC File. No. 333-108921), filed on September 18, 2003 and incorporated herein by reference.

    4.3 Tegal's By-Laws, as amended, filed as Exhibit 3(ii) to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.4 Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of June 11, 1996, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on June 28, 1996 and incorporated herein by reference.

    4.5 First Amendment to Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of January 15, 1999, filed as Exhibit 99.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on January 15, 1999 and incorporated herein by reference.

    4.6 Registration Rights Agreement by and between Tegal Corporation and Kingsbridge Capital Limited, dated as of February 11, 2004, filed as Exhibit 10.2 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on February 13, 2004 and incorporated herein by reference.

    4.7 Form of Certificate for Common Stock filed as Exhibit 4.1 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702), filed on October 3, 1994 and incorporated herein by reference.

    5.1       Opinion of Latham & Watkins LLP.

    10.1 Common Stock Purchase Agreement by and between Kingsbridge Capital Limited and Tegal Corporation, dated as of February 11, 2004, filed as Exhibit 10.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on February 13, 2004 and incorporated herein by reference.

    10.2 Warrant to purchase 300,000 shares of common stock of Tegal Corporation, issued to Kingsbridge Capital Limited, dated February 11, 2004, filed as Exhibit 10.3 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on February 13, 2004 and incorporated herein by reference.

    10.3 Amended and Restated Common Stock Purchase Agreement by and between Kingsbridge Capital Limited and Tegal Corporation, dated as of May 19, 2004.

    23.1      Consent of Latham & Watkins LLP (included in Exhibit 5.1).

    23.2 Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

    24.1      Power of Attorney (included on signature page).


                                      E-1